Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Vonage Holdings Corp.
Holmdel, New Jersey 07733

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-154974), and Form S-8 (Nos. 333-192629, 333-136227, and 333-173053) of Vonage Holdings Corp. (the “Company”) of our reports dated February 13, 2015, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of the Company's internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Woodbridge, New Jersey
February 13, 2015